- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               REORGANIZATION AND
                           ASSET ACQUISITION AGREEMENT



                                  by and among


                              KUHLMAN CORPORATION,


                          COLEMAN CABLE SYSTEMS, INC.,


                             WEB WIRE PRODUCTS, INC.

                                       and

                               CERTAIN INDIVIDUALS



                               September 20, 1996




- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE 1
                         PURCHASE AND TRANSFER OF ASSETS
                            AND PLAN OF REORGANIZATION . . . . . . . . . .    1
     1.1    Acquired Assets. . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2    Acquired Inventory . . . . . . . . . . . . . . . . . . . . . .    3
     1.3    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . .    3
     1.4    Assumption of Liabilities. . . . . . . . . . . . . . . . . . .    4
     1.5    Excluded Liabilities . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2

                      CONSIDERATION FOR THE ACQUIRED ASSETS. . . . . . . .    7
     2.1    Stock Consideration. . . . . . . . . . . . . . . . . . . . . .    7
     2.2    Payment of Stock Consideration . . . . . . . . . . . . . . . .    7
     2.3    Adjustments to Stock Consideration . . . . . . . . . . . . . .   10
     2.4    Procedures for Final Determination of Net Asset Amount . . . .   11
     2.5    Net Asset Amount Definition. . . . . . . . . . . . . . . . . .   11
     2.6    Valuation of Inventory . . . . . . . . . . . . . . . . . . . .   12
     2.7    [Intentionally Deleted]. . . . . . . . . . . . . . . . . . . .   13
     2.8    Registration of Kuhlman Common Stock . . . . . . . . . . . . .   13
            (a)   REGISTRATION OF KUHLMAN COMMON STOCK . . . . . . . . . .   13
            (b)   FURNISHING INFORMATION . . . . . . . . . . . . . . . . .   13
            (c)   PROSPECTUS REQUIREMENTS. . . . . . . . . . . . . . . . .   13
            (d)   REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . .   14
            (e)   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .   15
            (f)   FEES AND EXPENSES OF REGISTRATION. . . . . . . . . . . .   16
            (g)   LEGEND . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDERS. . . . . . . . . . .   17
     3.1    Organization and Power . . . . . . . . . . . . . . . . . . . .   17
     3.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   17
     3.3    Authorization; No Breach . . . . . . . . . . . . . . . . . . .   17
     3.4    Financial Statements . . . . . . . . . . . . . . . . . . . . .   18
     3.5    Absence of Undisclosed Liabilities . . . . . . . . . . . . . .   18
     3.6    No Material Adverse Changes. . . . . . . . . . . . . . . . . .   18
     3.7    Absence of Certain Developments. . . . . . . . . . . . . . . .   19
     3.8    Title and Condition of Properties. . . . . . . . . . . . . . .   20

                                TABLE OF CONTENTS
                                   (CONTINUED)                             PAGE

     3.9    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .   21
     3.10   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . .   21
     3.11   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . .   21
     3.12   Contracts and Commitments. . . . . . . . . . . . . . . . . . .   22
     3.13   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . .   24
     3.14   Litigation; Proceedings. . . . . . . . . . . . . . . . . . . .   24
     3.15   Brokerage    . . . . . . . . . . . . . . . . . . . . . . . . .   24
     3.16   Governmental Consent, etc. . . . . . . . . . . . . . . . . . .   25
     3.17   Employees    . . . . . . . . . . . . . . . . . . . . . . . . .   25
     3.18   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   25
     3.19   Insurance    . . . . . . . . . . . . . . . . . . . . . . . . .   26
     3.20   Affiliated Transactions. . . . . . . . . . . . . . . . . . . .   27
     3.21   Compliance with Laws; Permits; Certain Operations. . . . . . .   27
     3.22   Environmental Matters. . . . . . . . . . . . . . . . . . . . .   27
     3.23   Investment Undertakings of Seller and Shareholders . . . . . .   29
     3.24   Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . .   30
     3.25   Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .   30
     3.26   C Reorganization Treatment . . . . . . . . . . . . . . . . . .   30

ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . .   31
     4.1    Corporate Organization and Power . . . . . . . . . . . . . . .   31
     4.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . .   31
     4.3    No Violation . . . . . . . . . . . . . . . . . . . . . . . . .   31
     4.4    Governmental Authorities and Consents. . . . . . . . . . . . .   32
     4.5    Brokerage    . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.6    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.7    Notification . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.8    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.9    Due Issuance . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.10   Public Filings . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.11   Material Changes . . . . . . . . . . . . . . . . . . . . . . .   33
     4.12   Continuation of Seller's Historic Business . . . . . . . . . .   33

ARTICLE 5

                     COVENANTS OF SELLER AND SHAREHOLDERS. . . . . . . . .   33
     5.1    Affirmative Covenants. . . . . . . . . . . . . . . . . . . . .   33
     5.2    Negative Covenants . . . . . . . . . . . . . . . . . . . . . .   34
     5.3    Financial Statements . . . . . . . . . . . . . . . . . . . . .   34

                                TABLE OF CONTENTS
                                   (CONTINUED)                             PAGE

     5.4    Distribution of Kuhlman Common Stock . . . . . . . . . . . . .   34

ARTICLE 6

            CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. . . . . . . . .   35
     6.1    Conditions to Purchaser's Obligation . . . . . . . . . . . . .   35

ARTICLE 7

                         CONDITIONS TO SELLER'S AND
                     SHAREHOLDERS' OBLIGATION TO CLOSE . . . . . . . . . .   37

ARTICLE 8

                            CLOSING TRANSACTIONS . . . . . . . . . . . . .   37
     8.1    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . .   37
     8.2    Action to Be Taken at the Closing. . . . . . . . . . . . . . .   38
     8.3    Closing Documents. . . . . . . . . . . . . . . . . . . . . . .   38
     8.4    Nonassignable Contracts. . . . . . . . . . . . . . . . . . . .   39
     8.5    Possession   . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE 9

                               INDEMNIFICATION . . . . . . . . . . . . . .   40
     9.1    Indemnification by Seller and Shareholders . . . . . . . . . .   40
     9.2    Indemnification by Purchaser . . . . . . . . . . . . . . . . .   41
     9.3    Method of Asserting Claims . . . . . . . . . . . . . . . . . .   41

ARTICLE 10

                                 TERMINATION . . . . . . . . . . . . . . .   42
     10.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . .   43
     10.3   Effect of Closing. . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE 11

                            ADDITIONAL AGREEMENTS. . . . . . . . . . . . .   43
     11.1   Survival     . . . . . . . . . . . . . . . . . . . . . . . . .   43
     11.2   Mutual Assistance. . . . . . . . . . . . . . . . . . . . . . .   43
     11.3   Press Release and Announcements. . . . . . . . . . . . . . . .   44

                                TABLE OF CONTENTS
                                   (CONTINUED)                             PAGE

     11.4   Expenses     . . . . . . . . . . . . . . . . . . . . . . . . .   44
     11.5   Further Transfers. . . . . . . . . . . . . . . . . . . . . . .   44
     11.6   Transition Assistance. . . . . . . . . . . . . . . . . . . . .   44
     11.7   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .   44
     11.8   Non-Compete; Non-Solicitation. . . . . . . . . . . . . . . . .   45
     11.9   Specific Performance . . . . . . . . . . . . . . . . . . . . .   46
     11.10  Remittances  . . . . . . . . . . . . . . . . . . . . . . . . .   46
     11.11  Best Efforts to Consummate Closing Transactions. . . . . . . .   46
     11.12  Waiver of Compliance with Bulk Sales Laws. . . . . . . . . . .   47
     11.13  Change of Seller's Name. . . . . . . . . . . . . . . . . . . .   47
     11.14  Collection of Accounts Receivable. . . . . . . . . . . . . . .   47
     11.15  Employees of Seller. . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE 12

                               MISCELLANEOUS . . . . . . . . . . . . . . .   48
     12.1   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . .   48
     12.2   Notices      . . . . . . . . . . . . . . . . . . . . . . . . .   48
     12.3   Assignment   . . . . . . . . . . . . . . . . . . . . . . . . .   50
     12.4   Severability . . . . . . . . . . . . . . . . . . . . . . . . .   50
     12.5   No Strict Construction . . . . . . . . . . . . . . . . . . . .   50
     12.6   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . .   50
     12.7   Captions     . . . . . . . . . . . . . . . . . . . . . . . . .   50
     12.8   Complete Agreement . . . . . . . . . . . . . . . . . . . . . .   50
     12.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   50
     12.10  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .   51

                                TABLE OF CONTENTS
                                   (CONTINUED)

LIST OF EXHIBITS

Exhibit A - Form of Escrow Agreement . . . . . . . . . .   (Section 2.2(a))
Exhibit B - Opinion of Counsel to Seller and
            Shareholders . . . . . . . . . . . . . . . .   (Section 6.1(g))
Exhibit C - Opinion of Counsel to Purchaser. . . . . . .   (Section 7.1(c))
Exhibit D - Closing Certificate of Seller and
            Shareholders . . . . . . . . . . . . . . . .   (Section 8.3(a)(i))
Exhibit E - Form of Bill of Sale and Assignment. . . . .   (Section 8.3(a)(iii))
Exhibit F - Closing Certificate of Purchaser . . . . . .   (Section 8.3(b)(iii))
Exhibit G - Form of Employment Agreement . . . . . . . .   (Section 8.3(c))
Exhibit H - First Page of each of Product Catalogue
            No. 96 and Battery Cable Application
            Chart No. BC95 . . . . . . . . . . . . . . .   (Section 11.8(a))


LIST OF DISCLOSURE SCHEDULES

Accounts Receivable Schedule . . . . . . . . . . . . . .   (Section 1.1(a))
Affiliated Transactions Schedule . . . . . . . . . . . .   (Section 3.20)
Closing Date Purchase Orders and Vendor Orders Schedule.   (Section 6.1(m))
Compliance Schedule. . . . . . . . . . . . . . . . . . .   (Section 3.21)
Condition of Tangible Assets Schedule. . . . . . . . . .   (Section 3.8(f)
Consents Schedule. . . . . . . . . . . . . . . . . . . .   (Section 3.16)
Contracts Schedule . . . . . . . . . . . . . . . . . . .   (Section 3.12)
Developments Schedule. . . . . . . . . . . . . . . . . .   (Section 3.7)
Employee Benefits Schedule . . . . . . . . . . . . . . .   (Section 3.18)
Environmental Matters Schedule . . . . . . . . . . . . .   (Section 3.22)
Insurance Schedule . . . . . . . . . . . . . . . . . . .   (Section 3.19)
Leases Schedule. . . . . . . . . . . . . . . . . . . . .   (Section 3.8(b))
Liabilities Schedule . . . . . . . . . . . . . . . . . .   (Section 3.5)
Litigation Schedule. . . . . . . . . . . . . . . . . . .   (Section 3.14)
Proprietary Rights Schedule. . . . . . . . . . . . . . .   (Section 3.13)
Purchase Orders Schedule . . . . . . . . . . . . . . . .   (Section 1.4(c))
Qualifications Schedule. . . . . . . . . . . . . . . . .   (Section 3.1)
Restrictions Schedule. . . . . . . . . . . . . . . . . .   (Section 3.3)
Tangible Property Schedule . . . . . . . . . . . . . . .   (Section 1.1(e))
Tax Matters Schedule . . . . . . . . . . . . . . . . . .   (Section 3.11)
Vendor Orders Schedule . . . . . . . . . . . . . . . . .   (Section 1.4(d))

                              INDEX OF DEFINITIONS

TERM                                                                        PAGE


   1933 Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   1995 Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   1998 Settlement Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   1998 Excess Inventory Value . . . . . . . . . . . . . . . . . . . . . . .  9
   1998 Valuation Date . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   accredited investor . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   Acquired Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   affiliated group. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Cash Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   Closing Date Inventory. . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Commission. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Effective Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Employment Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   Environmental Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
   ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Escrow Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Escrowed Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   Excess Inventory Value. . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Excess Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Excluded Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Excluded Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
   Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Indemnifying Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                              INDEX OF DEFINITIONS
                                   (CONTINUED)
TERM                                                                       PAGE

   Kuhlman . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Kuhlman Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Latest Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   Market Value Per Share. . . . . . . . . . . . . . . . . . . . . . . . . .  7
   material adverse effect . . . . . . . . . . . . . . . . . . . . . . . . . 18 material adverse change . . . . . . . . . . . . . . . . . . . . . . . . . 18 multiemployer plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   Net Asset Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Non-Competition Period. . . . . . . . . . . . . . . . . . . . . . . . . . 45
   Nonassignable Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 40
   Notifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Payment Date Financial Statements . . . . . . . . . . . . . . . . . . . . 34
   Payment Date Net Asset Amount . . . . . . . . . . . . . . . . . . . . . . 10
   Payment Date Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . 34
   Payment Date Inventory Value. . . . . . . . . . . . . . . . . . . . . . . 13
   PBGC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   Permitted Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Premises Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Purchase Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Purchaser Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . 41
   Purchaser Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . 40
   Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Purchaser Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   qualifying event. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Registration Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Related Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   Republic. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Restricted Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   Seller Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   Seller Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . 41
   Seller Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . 41
   Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Settlement Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   single employer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   Stock Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                              INDEX OF DEFINITIONS
                                   (CONTINUED)

TERM                                                                       PAGE

   UCC Searches. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
   Unpermitted Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . 36
   Valuation Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Vendor Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

                               REORGANIZATION AND
                           ASSET ACQUISITION AGREEMENT


     REORGANIZATION AND ASSET ACQUISITION AGREEMENT made as of September 20, 1996, (this "AGREEMENT") by and among KUHLMAN CORPORATION, a Delaware corporation ("KUHLMAN"), COLEMAN CABLE SYSTEMS, INC., a Delaware corporation and a wholly-owned subsidiary of Kuhlman ("PURCHASER"), WEB WIRE PRODUCTS, INC., a Florida corporation ("SELLER") and HAROLD LOWENSTEIN and ALLAN R. WALCH, the sole shareholders of Seller ("SHAREHOLDERS").

                              W I T N E S S E T H:

     WHEREAS, Seller is engaged in the business of manufacturing and distributing certain wire products; and

     WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller, subject to certain related liabilities, and Seller desires to transfer and sell to Purchaser, subject to Purchaser assuming certain related liabilities, substantially all of the assets, properties and business of Seller as a going concern (the "BUSINESS") in a transaction intended to qualify as a reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                         PURCHASE AND TRANSFER OF ASSETS
                           AND PLAN OF REORGANIZATION

     1.1 ACQUIRED ASSETS. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 8.1), Purchaser shall acquire and purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.3 below):

          (a) except as provided in Section 1.3(b), all accounts and notes receivable (whether current or noncurrent); a list, description and aging of which as of June 30, 1996 is set forth on the "ACCOUNTS RECEIVABLE SCHEDULE" heretofore delivered to Purchaser;

          (b) all prepayments and prepaid expenses (including, without limitation, prepaid insurance premiums) to the extent Purchaser shall obtain the benefit thereof;

          (c) all inventories of finished products, work-in-progress and raw materials to the extent set forth in Section 1.2 (the "INVENTORY") and all packaging materials, labels and related supplies;

          (d) all interests in real estate (including, without limitation, land, buildings and improvements), whether owned in fee, leased or otherwise;

          (e) all interests in plant, machinery and equipment, fixtures, fittings, furniture, automobiles, trucks, tractors, trailers and other vehicles, tools, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), a complete list of which as of June 30, 1996 is set forth on the "TANGIBLE PROPERTY SCHEDULE" heretofore delivered to Purchaser;

          (f) all insurance, insurance reserves and deposits (including, without limitation, reserves, refunds and deposits relating to workmen's compensation);

          (g) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the names "WEB WIRE PRODUCTS," "WEB WIRE & CABLE MFG., CO." and "WEB WIRE & CABLE MFG. CO.," and all variations and permutations thereof), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how, trade secrets and confidential information; and all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to and under the foregoing in all countries;

          (h) all discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing;

          (i) all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings;

          (j) the right to receive mail and other communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments);

          (k) all lists and records pertaining to customers, suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence, plats, architectural plans, drawings and specifications, computer software, computer data and business records of every kind and nature;

          (l) all creative materials (including, without limitation, photographs, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials;

          (m) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

          (n) all goodwill as a going concern and all other intangible property;

          (o) all interest in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories; and

          (p)  all other property not referred to above which is either
     (i) represented on Seller's Latest Balance Sheet (as defined in Section 3.4) or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business or constitutes Excluded Assets), or (ii) shall be represented on Seller's Closing Balance Sheet (as defined in Section 2.4).

For purposes of the Agreement, the term "ACQUIRED ASSETS" means all properties, assets and rights which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

     1.2  ACQUIRED INVENTORY.

          (a) At Closing, Purchaser shall be deemed to have purchased the first $700,000 of Inventory that it ships to its customers in the ordinary course of business after the Closing (the "CLOSING DATE INVENTORY"). The Closing Date Inventory shall be valued in accordance with Section 2.6 and shall be included on the Closing Date Balance Sheet at such value.

          (b)  All Inventory in existence on the Closing Date in excess of the
     Closing Date Inventory is referred to as the "EXCESS INVENTORY."   The
     Excess Inventory also shall be acquired as a part of the Acquired Assets, shall be valued in accordance with Section 2.6 and shall be included on the Closing Date Balance Sheet at such value. The value of the Excess Inventory is referred to herein as the "EXCESS INVENTORY VALUE."

     1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets (the "EXCLUDED ASSETS") are expressly excluded from the purchase and transfer contemplated hereby and, as such, are not included in the Acquired Assets:

          (a)  all cash;

          (b) all receivables and other amounts due Seller from any of its shareholders or employees, all receivables due Seller from Northern Automotive which as of the Closing have been outstanding for 180 or more days and all other receivables due Seller from any other account debtor which as of the Closing have been outstanding for 150 or more days;

          (c) income tax credits and refunds and future tax benefits based upon Seller's activities prior to Closing;

          (d) all rights to receive proceeds of insurance policies with respect to any key man life insurance and any liabilities or obligations that constitute Excluded Liabilities (as defined in Section 1.5) and arise out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing or any state of fact existing at or prior to the Closing regardless of when asserted;

          (e) the right to receive mail and other communications addressed to Seller relating to any of the Excluded Assets or the Excluded Liabilities;

          (f) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Florida and other states in which Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof, and tax returns and records relating to state and federal income and other taxes;

          (g) all rights of Seller and its shareholders with respect to the claims, refunds, causes of action, choses in action, rights of recovery, rights of set-off and all other rights and assets of every kind and nature related to the Excluded Liabilities;

          (h) all title insurance policies with respect to real estate included in the Acquired Assets; and

          (i) all consideration to be received by Seller from Purchaser and all other rights of Seller and Shareholders under this Agreement.

     1.4 ASSUMPTION OF LIABILITIES. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

          (a) all trade payables incurred in the ordinary course of business to the extent reflected on the liability side of Seller's Closing Balance Sheet;

          (b) obligations of continued performance under the agreements, leases, contracts and commitments listed on the "LEASES SCHEDULE" or the "CONTRACTS SCHEDULE" (excluding the Excluded Contracts (as defined in
     Section 1.5(j)) and any liability or obligation for any breach thereof occurring prior to the Closing Date), but only to the extent that Seller's rights and benefits under such agreements, leases, contracts and commitments have been validly assigned to Purchaser pursuant to this Agreement (collectively, the "CONTRACTS");

          (c) obligations of continued performance under executory purchase orders with customers relating to the sale of products entered into in the ordinary course of business (the "PURCHASE ORDERS") and not in violation of any representations, warranties or covenants contained herein, but only to the extent that Seller's rights and benefits under such Purchase Orders have been validly assigned to Purchaser pursuant to this Agreement. A list and description of all such Purchase Orders as of June 30, 1996 are set forth on the "PURCHASE ORDERS SCHEDULE" heretofore delivered to Purchaser;

          (d) obligations of continued performance under executory vendor purchase orders for the purchase of supplies and raw materials entered into the ordinary course of business and under which purchase orders the goods subject thereto have not been received by Seller prior to the Closing Date (the "VENDOR ORDERS") and which are not in violation of any representations, warranties or covenants contained herein, but only to the extent that Seller's rights and benefits under such Vendor Orders have been validly assigned to Purchaser pursuant to this Agreement. A list and description of all such Vendor Orders as of June 30, 1996 are set forth on "VENDOR ORDERS SCHEDULE" heretofore delivered to Purchaser;

          (e) accrued payroll, payroll related taxes and vacation and sick pay of employees of Seller generated in the ordinary course of business to the extent reflected on the liability side of Seller's Closing Balance Sheet;

          (f) indebtedness for money borrowed from Republic National Bank ("REPUBLIC") in a principal amount not in excess of $900,000 and accrued interest thereon to the extent reflected on the liability side of Seller's Closing Balance Sheet, which indebtedness shall be satisfied by Purchaser concurrently with the Closing; and

          (g) liability for warranty claims by purchasers of products from Seller (but not liability for injury to person, damage to property (other than the products sold by Seller) or other loss) to the extent reflected on the liability side of Seller's Closing Balance Sheet.

     1.5 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any of the following liabilities or obligations of Seller (the "EXCLUDED LIABILITIES") and none of the following liabilities or obligations shall be "ASSUMED LIABILITIES" for purposes of this Agreement:

          (a)  any of Seller's liabilities or obligations under this Agreement;

          (b) any of Seller's liabilities or obligations for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees and sales, use and transfer taxes;

          (c) any of Seller's liabilities or obligations for indebtedness for borrowed money, indebtedness secured by liens on its assets or guarantees of any of the foregoing, (including all such amounts owing to any shareholder of Seller), except as set forth in Section 1.4(f);

          (d) any of Seller's obligations or liabilities which relate to or arise out of any of the Benefit Plans (as defined in Section 3.18(a)), including without limitation, liabilities under Section 4980B or Part 6 of Title I of ERISA (as defined in Section 3.18(a)) in connection with any "QUALIFYING EVENT" (as defined in Section 4980(f)(3)) of the Code) which occurs prior to or on the Closing;

          (e) any of Seller's liabilities or obligations with respect to any amount of federal, state, local or foreign taxes, including interest, penalties and additions to such taxes, which are imposed on or measured by such Seller's income or gross receipts for any period prior to or after the Closing Date, including, without limitation, by reason of the transfer and sale of the Acquired Assets (PROVIDED, HOWEVER, that it is specifically understood that tax obligations arising after the Closing Date attributable to Purchaser's operation of the Acquired Assets after the Closing Date shall be the responsibility of the Purchaser);

          (f) any of Seller's liabilities or obligations arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority (including without limitation applicable environmental protection and occupational health and safety laws and regulations and the Americans With Disabilities Act) or by reason of any breach or alleged breach of any agreement, contract, lease, commitment, instrument, judgment, order or decree, regardless of when any such violation or breach is asserted;

          (g) any of Seller's liabilities or obligations which would not have existed had each of Seller's representations and warranties been true as of the Closing Date;

          (h) any of Seller's liabilities or obligations to Seller's present or former employees or anyone employed by Seller prior to the Closing Date, or any labor organization representing any of them, and which are attributable either to events on or prior to the Closing Date or to any acts or omissions of Seller prior to, on or after the Closing Date, except as specifically set forth in Section 1.4(e);

          (i) any of Seller's liabilities or obligations relating to claims for breach of warranty, personal injury, damage to property or other loss based upon or arising out of the sale and distribution of products or the provision of services by Seller, except as set forth in Section 1.4(g);

          (j) any of Seller's liabilities or obligations under that certain letter agreement dated November 27, 1995 from Les Green to Seller, the GMAC Financial Services Lease Agreement dated June 27, 1994 between Seller and Daniel E. Burns Oldsmobile Inc. and the New Vehicle Lease Agreement dated August 27, 1993 between Seller and Potamkin Chrysler Inc. (collectively, the "EXCLUDED CONTRACTS"); and

          (k) any other liability or obligation of Seller not expressly assumed by Purchaser under Section 1.4, including, without limitation, any liabilities or obligations that are not reflected on the Closing Balance Sheet (except as otherwise provided in Sections 1.4(b), (c) and (d)) and any liabilities or obligations arising out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing or any state of fact existing at or prior to the Closing, regardless of when asserted.

                                    ARTICLE 2

                      CONSIDERATION FOR THE ACQUIRED ASSETS

     2.1 STOCK CONSIDERATION. In addition to the assumption of the Assumed Liabilities, the aggregate consideration for the Acquired Assets (the "STOCK CONSIDERATION") shall be a number of shares of common stock, $1.00 par value per share (together with the associated preferred stock purchase rights), of Kuhlman (collectively, the "KUHLMAN COMMON STOCK") with an aggregate "MARKET VALUE PER SHARE" (as defined below) equal to Five Million Dollars ($5,000,000), subject to adjustment in accordance with this Article 2. For purposes hereof, "MARKET VALUE PER SHARE" shall be deemed to equal the arithmetic average of the composite closing prices per share of Kuhlman Common Stock on the New York Stock Exchange on the fifteen (15) consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date.

     2.2  PAYMENT OF STOCK CONSIDERATION.

          (a) On the Closing Date, Purchaser shall pay the Stock Consideration, as adjusted pursuant to Section 2.3, by:

               (i) delivering or causing to be delivered to Seller a certificate or certificates registered in the name of Seller and evidencing a number of shares of Kuhlman Common Stock equal to the greater of:

                    (A) the difference between (i) the quotient of such Stock Consideration divided by the Market Value Per Share and (ii) the quotient of the Excess Inventory Value divided by the Market Value Per Share; and

                    (B) fifty percent (50%) times the quotient of such Stock Consideration divided by the Market Value Per Share; and

               (ii) by depositing or causing to be deposited in escrow (the "ESCROW"), a certificate or certificates registered in the name of Seller and evidencing the number of shares of Kuhlman Common Stock equal to the difference between (A) the quotient of such Stock Consideration divided by the Market Value Per Share, and (B) the number of shares of Kuhlman Common Stock to be delivered pursuant to Section 2.2(a)(i) above (the "ESCROWED SHARES") to be held subject to the terms of the Escrow Agreement in the form of Exhibit A hereto (the "ESCROW AGREEMENT") which shall be executed by Purchaser, Seller and Shareholders and the escrow agent (the "ESCROW AGENT") at or prior to Closing.

          (b) All dividends, liquidating dividends, distributions of property (other than cash dividends and interest or other earnings derived from any securities or other property into which the Escrowed Shares may be converted or exchanged) or return of capital paid with respect to the Escrowed Shares shall be held in Escrow. All non-liquidating cash dividends paid with respect to the Escrowed Shares and interest or other earnings derived from any securities or other property into which the Escrowed Shares may be converted or exchanged shall be paid to Seller (collectively, "CASH DISTRIBUTIONS"). All non-cash dividends, distributions, securities and property which are paid with respect to such Escrowed Shares or into which such Escrowed Shares are converted or exchanged and which are required to be held in Escrow by this Section 2.2(b) shall be distributed to the party entitled to such Escrowed Shares at the time any such Escrowed Shares are distributed from Escrow. Seller shall be entitled to vote any Escrowed Shares so long as they remain in
     Escrow.   The Escrowed Shares shall be for the exclusive benefit of the parties hereto, and no other person or entity shall have any right, title or interest therein. Any claim of any person to any Escrowed Shares shall be subject and subordinate to the prior right thereto of the parties hereto.

          (c) Commencing with the calendar quarter ending on December 31, 1996 and on the last day of each of the next succeeding calendar quarters until March 31, 1998, inclusive, there shall be released from Escrow to Seller a number of shares of Kuhlman Common Stock equal to:

               (i)  the original number of Escrowed Shares times 1/8, less

               (ii) the quotient of (A) the aggregate amount of Cash Distributions paid to Seller with respect to 1/4 of the original number of Escrowed Shares between (I) the Closing Date or the end of the immediately preceding calendar quarter, as may be appropriate, and
          (II) December 31, 1996 or the end of such succeeding calendar quarter, as may be appropriate, divided by (B) the Market Value Per Share.

          (d) (i) As of June 30, 1998 (the "1998 VALUATION DATE"), a physical inventory of the Excess Inventory that shall not have been sold by Purchaser prior to such date shall be taken by Purchaser. Representatives of Seller shall have the right to observe and check such inventory. Such Excess Inventory shall be valued at its Excess Inventory Value as of the Closing Date (i.e. the lower of original cost or fair market value as of the Closing Date).

               (ii) Purchaser shall prepare a settlement sheet as of the 1998 Valuation Date, which sheet shall list the number of each item of Excess Inventory on hand as of the 1998 Valuation Date and the value thereof determined as aforesaid (the "1998 SETTLEMENT SHEET"). The 1998 Settlement Sheet shall be signed by representatives of Purchaser who shall attest to the accuracy of the physical count and the valuation of such Excess Inventory. The 1998 Settlement Sheet shall be subject to a review by Seller or, at its option and expense, by an independent certified public accounting firm of its choice.

               (iii) Purchaser shall deliver the 1998 Settlement Sheet to Seller within thirty (30) days after the 1998 Valuation Date. Seller shall be deemed to have accepted the results of the physical inventory and the valuation of the Excess Inventory as of the 1998 Valuation Date unless within fifteen (15) days after the delivery of the Settlement Sheet to Seller, Seller gives written notice to Purchaser of Seller's objection to any item thereon. If Seller gives such notice of objection, Purchaser and Seller shall attempt in good faith to negotiate a resolution to the dispute as promptly as possible. If Purchaser and Seller have not been able to agree upon a resolution of the dispute within fifteen (15) days after the date Seller gave such written notice of objection to Purchaser, any remaining disputes shall be resolved by an accounting firm selected and paid for in the same manner as provided in Section 2.4. The final determination of the value of the Excess Inventory as of the 1998 Valuation Date is referred to as the "1998 EXCESS INVENTORY VALUE."

               (iv) Purchaser shall not be obligated to sell any Excess Inventory at less than Purchaser's normal profit level or to take any other action out of the ordinary course of business to sell any Excess Inventory.

          (e) Within thirty (30) days after the final determination of the 1998 Excess Inventory Value, there shall be released from Escrow to Seller a number of Escrowed Shares equal to the difference between (i) the remaining number of Escrowed Shares (exclusive of any Escrowed Shares which are the subject of any dispute under Section 7(b) or (c) of the Escrow Agreement) and (ii) the sum of the number of Escrowed Shares in (A) and (B) below:

               (A) (I) the quotient of the 1998 Excess Inventory Value divided by (II) the Market Value Per Share; plus

               (B) (I) the quotient of the aggregate amount of Cash Distributions paid to Seller with respect to the number of Escrowed Shares determined pursuant to (A) above between the Closing and the date of the final distribution of the Escrowed Shares from Escrow pursuant to this Section 2.2(e) or which Cash Distributions have a record date on or prior to and a payment date subsequent to the date of said final distribution of the Escrowed Shares from Escrow, divided by (II) the Market Value Per Share.

     All remaining Escrowed Shares (i.e., the sum of the number of Escrowed Shares in (A) and (B) above) shall be released from Escrow to Purchaser; provided, however, that in the event that the quotient of such remaining Escrowed Shares divided by the Market

     Value Per Share is $10,000 or less, Seller shall pay such amount in cash to Purchaser within thirty (30) days after the final determination of the 1998 Excess Inventory Value and upon receipt of such cash by Purchaser such remaining Escrowed Shares shall be released to Seller. For a period of thirty (30) days after the final determination of the 1998 Excess Inventory Value, Seller shall have the right, at Seller's expense, to pick up from Purchaser all Excess Inventory which shall not have been sold prior to June 30, 1998 and to dispose of such Excess Inventory in a manner that does not violate Section 11.8 of this Agreement. If Seller fails to pick up such Excess Inventory within such time period, Purchaser shall have the right to retain or dispose of such Excess Inventory as it deems fit without liability of any kind to Seller or Shareholders.

          (f) In the event Purchaser shall sell all of the Excess Inventory prior to June 30, 1998, then within thirty (30) days after the occurrence of such event all of the remaining Escrowed Shares shall be released from Escrow to Seller.

          (g) In the event the number of Escrowed Shares to be released from Escrow at any time includes a fraction of an Escrowed Share, such fraction shall be rounded to the nearest whole Escrowed Share.

          (h) For purposes of this Section 2.2, all references to Seller shall mean the Shareholders after Seller distributes the Stock Consideration (including, without limitation, its interest in the Escrowed Shares) to its Shareholders as contemplated by this Agreement.

     2.3  ADJUSTMENTS TO STOCK CONSIDERATION.

          (a) No later than the date hereof, Seller shall notify Purchaser in writing of its good faith determination of the Net Asset Amount (as defined in Section 2.5 below) as of August 31, 1996 based upon the Payment Date Balance Sheet (as defined in Section 5.3) and certain other financial information, and subject to the provisions of Section 2.5 below (the "PAYMENT DATE NET ASSET AMOUNT"). At the Closing, the Stock Consideration shall be adjusted as follows:

               (i) if the Payment Date Net Asset Amount is greater than $2,960,400, the Stock Consideration shall be increased by the amount of such excess; or

               (ii) if the Payment Date Net Asset Amount is less than $2,960,400, the Stock Consideration shall be decreased by the amount of such deficiency; and

               (iii) if the Payment Date Inventory Value (as defined in
          Section 2.6) is less than $3,400,000, the Stock Consideration shall be decreased by the amount of such deficiency.

          (b)  Upon the final determination of the Net Asset Amount pursuant to
     Section 2.4 below (including without limitation the value of the Inventory as of the Closing Date), Purchaser and Seller shall recompute the Stock Consideration based upon the Net Asset Amount and the value of the Inventory as finally determined, and within three (3) business days after such final determination, Purchaser or Seller, as the case may be, shall pay the other party any amount due such party as follows: (i) if Seller is due such amount, Purchaser shall deliver or cause to be delivered to Seller and Escrow (in the same proportion as set forth in Section 2.2(a)(i)) a number of shares of Kuhlman Common Stock equal to such amount divided by the Market Value Per Share; and (ii) if Purchaser is due such amount, Seller shall deliver or cause to be delivered to Purchaser a number of shares of Kuhlman Common Stock equal to such amount divided by the Market Value Per Share.

     2.4 PROCEDURES FOR FINAL DETERMINATION OF NET ASSET AMOUNT. Within fifteen (15) days after the Closing Date, Seller shall prepare and deliver to Purchaser at Seller's expense an unaudited balance sheet for Seller as of the opening of business on the Closing Date, certified by Seller and Shareholders, and compiled and reviewed by Seller's independent public accountants, together with a statement setting forth Seller's determination of the Net Asset Amount. Such balance sheet and determination of the Net Asset Amount shall be subject to review by Purchaser or, at its option and expense, by an independent certified public accounting firm of its choice. Within thirty (30) days after receipt from Seller of such balance sheet and determination of the Net Asset Amount, Purchaser shall deliver to Seller a detailed written statement describing its objections, if any, to such balance sheet and determination of the Net Asset Amount. If Purchaser does not raise any objections within the 30-day period, the unaudited balance sheet and Seller's determination of the Net Asset Amount shall become final and binding upon all parties. Upon request by Purchaser at any time after receipt of the aforementioned balance sheet and statement, Seller shall make available to Purchaser and its accountants and other representatives the work papers used in preparing the balance sheet and in determining Seller's calculation of the Net Asset Amount and such other documents as Purchaser may reasonably request in connection with its review of the Net Asset Amount. If Purchaser does raise any objections, Seller and Purchaser shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Purchaser shall have submitted its objections to Seller, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Seller. If Purchaser and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said 30-day period, a "BIG-SIX" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Purchaser and Seller. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by Seller. The final balance sheet prepared in accordance with this Section 2.4 and Section 2.5 below and the related statement setting forth the final determination of the Net Asset Amount are referred to as the "CLOSING BALANCE SHEET."

     2.5 NET ASSET AMOUNT DEFINITION. "NET ASSET AMOUNT" as of any date shall be the excess of Seller's assets (other than the Excluded Assets) at such time over Seller's liabilities (other than the Excluded Liabilities) at such time. The Closing Balance Sheet shall be prepared, and the Net Asset Amount shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing the Seller's balance sheet as of December 31, 1995 (the "1995 BALANCE SHEET"); PROVIDED that (a) all proper accruals and reserves shall be recorded (including, but not limited to, vacation and sick pay, customer rebate, product return and commission accruals, bad debt reserves, warranty reserves, taxes and utility charges prorated through the Closing Date), (b) no assets shall be included in excess of the lower of their cost or fair market value, (c) no assets which have been fully expensed or depreciated on the books and records of Seller in accordance with past practice shall be included, (d) no prepaid expenses, intangible assets or other assets shall be included if they shall not benefit Purchaser, (e) except as otherwise provided in this Section 2.5, to the extent that the 1995 Balance Sheet was not prepared in accordance with generally accepted accounting principles (based upon authoritative accounting pronouncements and literature in effect on the Closing Date) and as a result the Net Asset Amount would otherwise be overstated or understated as of the Closing Date, the Closing Balance Sheet shall be prepared and the Net Asset Amount shall be determined in accordance with generally accepted accounting principles as in effect on the Closing Date, (f) all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount and all errors and omissions shall be corrected and all adjustments made, and
(g) all Inventory shall be valued in accordance with Section 2.6, based upon a physical inventory as of the Closing Date, unless on or prior to the Closing Date Purchaser and Seller agree upon an alternative methodology to value the Inventory as of the Closing Date.

     2.6  VALUATION OF INVENTORY.

          (a) On July 31, 1996, or such other date or dates mutually agreed to by Seller and Purchaser ("VALUATION DATE"), a physical inventory of the Inventory described in Section 1.1(c) which satisfies the requirements of
     Section 3.10 shall be taken by Seller and observed and checked by representatives of Purchaser. The Inventory shall be valued at the lower of original cost or fair market value.

          (b) Seller shall prepare a settlement sheet as of the Valuation Date, which sheet shall list the number of each item of Inventory on hand as of the Valuation Date and the value thereof determined as aforesaid (the "SETTLEMENT SHEET"). The Settlement Sheet shall be signed by the representatives of Seller who shall attest to the accuracy of the physical count and the valuation of such Inventory. The Settlement Sheet shall be subject to a review by Purchaser or, at its option and expense, by an independent certified public accounting firm of its choice.

          (c) Seller shall deliver the Settlement Sheet to Purchaser no later than the date hereof. Purchaser shall be deemed to have accepted the results of the physical inventory and the valuation of the Inventory as of the Valuation Date unless within fifteen (15) days after the delivery of the Settlement Sheet to Purchaser, Purchaser gives written notice to Seller of Purchaser's objection to any item thereon. If Purchaser gives such notice of objection, Purchaser and Seller shall attempt in good faith to negotiate a resolution to the dispute as promptly as possible. If Purchaser and Seller have not been able to agree upon a resolution of the dispute within fifteen (15) days after the date Purchaser gave such written notice of objection to Seller, any remaining disputes shall be resolved by an accounting firm selected and paid for in the same manner as provided in
     Section 2.4. The final determination of the value of the Inventory as of the Valuation Date is referred to as the "PAYMENT DATE INVENTORY VALUE."

     2.7  [INTENTIONALLY DELETED]

     2.8  REGISTRATION OF KUHLMAN COMMON STOCK.

          (a)  REGISTRATION OF KUHLMAN COMMON STOCK.   Kuhlman shall cause to be
     prepared and filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement on Form S-3 as soon as reasonably practicable after the date hereof, pursuant to which Kuhlman shall cause to be requested that the Kuhlman Common Stock constituting the Stock Consideration be registered for resale by Shareholders after the required distribution of the Kuhlman Common Stock by Seller to Shareholders pursuant to Seller's Plan of Reorganization, and shall use its reasonable best efforts to cause such registration to become effective as soon as is reasonably practicable (the "REGISTRATION STATEMENT"). Prior to filing with the Commission, Shareholders shall receive a copy of the Registration Statement for review, and Shareholders shall represent and warrant to Purchaser that the information contained in the Registration Statement concerning Shareholders and Shareholders's intended method of disposition of such Kuhlman Common Stock is true, complete and correct.

          (b)  FURNISHING INFORMATION.   Shareholders shall furnish to Purchaser
     such information regarding Shareholders and Shareholders' intended method of disposition of such Kuhlman Common Stock, as shall be reasonably requested by Purchaser in order to effect the registration of such Kuhlman Common Stock.

          (c)  PROSPECTUS REQUIREMENTS.   Shareholders hereby covenant with
     Purchaser that Shareholders shall promptly advise Purchaser of any changes in the information concerning Shareholders contained in the Registration Statement and that Shareholders shall not make any sale of such Kuhlman Common Stock pursuant to the Registration Statement without complying with the prospectus delivery requirements of the Securities Act of 1933 (the "1933 ACT"). Shareholders acknowledge that occasionally there may be times when the use of the prospectus forming a part of the Registration Statement shall have to be suspended until such time as an appropriate amendment to the Registration Statement has been filed and declared effective by the Commission, the relevant prospectus has been appropriately supplemented or until such time as an appropriate report has been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended. Shareholders covenant that Shareholders shall not sell any such Kuhlman Common Stock pursuant to any such prospectus during the period commencing at the time at which Purchaser gives Shareholders notice of the suspension of the use of said prospectus and ending at the time Purchaser gives notice that Shareholders may thereafter effect sales pursuant to said prospectus. Neither Kuhlman nor Purchaser shall have any liability to Seller or Shareholders for any changes in the value of the Kuhlman Common Stock that may occur by reason of such suspension. Furthermore, neither Kuhlman nor Purchaser shall have any liability to Seller or Shareholders by reason of any changes that may occur in the value of the Kuhlman Common Stock for any other reason, that Kuhlman or Purchaser would not otherwise have under applicable Securities Laws in the absence of this Agreement.

          (d)  REGISTRATION RIGHTS.

               (i) In order to permit the disposition of such Kuhlman Common Stock, Purchaser agrees (A) to use its best efforts to cause the Registration Statement to be kept continuously effective (including by causing to be filed amendments and supplements thereto) for a period of thirty (30) months after the Closing Date (other than during reasonable periods of time when the effectiveness of the Registration Statement is required to be suspended under the 1933 Act or other applicable securities laws) or the sale by Shareholders of all of such Kuhlman Common Stock (of which event Shareholders agree promptly to notify Purchaser), whichever is earlier (collectively, the "EFFECTIVE PERIOD"), and (B) to cause to be prepared and filed with the Commission, as soon as reasonably practicable, such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective continuously during the Effective Period.

               (ii) During the Effective Period, Purchaser agrees to cause the Registration Statement and the related prospectus, and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement, (A) to comply in all material respects with the applicable requirements of the 1933 Act and the rules and regulations promulgated by the Commission thereunder, and
          (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than information confirmed by Shareholders pursuant to Section 2.8(b) or statements or omissions made in reliance upon and in conformity with information furnished to Purchaser in writing by or on behalf of Shareholders expressly for use in the Registration Statement and the related prospectus, or any amendment or supplement thereto.

               (iii) In connection with the Registration Statement, Purchaser agrees as soon as reasonably practicable:

                    (A) to furnish to Shareholders such number of copies of the Registration Statement, each amendment and supplement thereto, and prospectus included in the Registration Statement and such other related documents as Shareholders may reasonably request;

                    (B) to notify Shareholders promptly of any request by the Commission that the Registration Statement or prospectus forming a part thereof be amended or supplemented;

                    (C) to advise Shareholders after Purchaser receives notice or otherwise obtains knowledge of the issuance of any order by the Commission suspending the effectiveness of the Registration Statement or any amendment or supplement thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if such stop order should be issued; and

                    (D) to notify Shareholders at any time when a prospectus relating to the Registration Statement is required to be delivered under the 1933 Act, of the occurrence of any event known to Purchaser as a result of which the Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and cause to be prepared a supplement or amendment to the Registration Statement so that the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)  INDEMNIFICATION.

               (i) Purchaser agrees to indemnify, defend and hold harmless Shareholders from and against all loss, damages, liabilities, expenses, costs, fees and disbursements of counsel (including the reasonable fees and expenses of legal counsel to Shareholders), and actions to which they may become subject, under the 1933 Act or otherwise, insofar as such loss, damage, liability, expense or claim (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus contained therein (or any amendment or supplement thereto) or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, and will reimburse Shareholders and such other persons for any reasonable legal or any other expenses incurred in connection with investigating or defending any such action or claim, except insofar as the same may have been caused by any untrue statement or omission contained in the information confirmed by Shareholders pursuant to Section 2.8(b) or based upon information furnished to Purchaser in writing by or on behalf of Shareholders expressly for use therein.

               (ii) Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Kuhlman, Purchaser and their respective officers, directors, affiliates, agents, employees, stockholders and controlling persons (within the meaning of Section 15 of the 1933 Act) from and against all loss, damages, liabilities, expenses, costs, fees and disbursements of counsel (including the reasonable fees and expenses of legal counsel to Kuhlman, Purchaser and any such other person), and actions to which they may become subject, under the 1933 Act or otherwise, insofar as such loss, damage, liability, expense or claim (or action in respect thereof) arises out of or is based upon
          (A) any untrue statement of a material fact contained in any final prospectus contained in the Registration Statement (or any amendment or supplement thereto) or which arises out of or is based upon any omission to state therein a material fact required to be stated therein or necessary to make the statement in any thereof not misleading, to the extent that such untrue statement or omission is contained in the information confirmed by Shareholders pursuant to
          Section 2.8(b) or is made in reliance upon or in conformity with information furnished in writing by or on behalf of Shareholders expressly for inclusion in the Registration Statement or prospectus contained therein (or any amendment or supplement thereto); (B) the failure by Shareholders to comply with the covenants contained in
          Section 2.8(c) above; and (C) the sale of any such Kuhlman Common Stock by Shareholders in violation of the registration or qualification requirements of any applicable blue sky or securities laws of any jurisdiction within the United States of America or Puerto Rico (other than as a result of the failure of Kuhlman to maintain the listing of Kuhlman Common Stock on the New York Stock Exchange); and shall reimburse Kuhlman and Purchaser and such other persons for any reasonable legal or any other expenses incurred in connection with investigating or defending any such action or claim.

          (f)  FEES AND EXPENSES OF REGISTRATION.   Purchaser shall pay all
     expenses and fees incident to the performance of its obligations in Sections 2.8(a), (c) and (d) other than underwriting discounts and broker or dealer commissions and fees and expenses of counsel or other advisors to Shareholders.

          (g) LEGEND. Until the Registration Statement shall have become effective, the certificates or other documents evidencing such Kuhlman Common Stock (including those issued at any time in exchange or substitution thereof) shall be subject to stop transfer instructions and shall bear a legend substantially in the following form:

          "The securities represented hereby have not been registered under the Securities Act of 1933 or under the securities laws of any state or other jurisdiction (together, the "SECURITIES LAWS") and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws and until the issuer thereof shall have received from counsel acceptable to it a written opinion reasonably satisfactory to it that the proposed disposition will not violate any applicable Securities Laws."

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDERS

     As an inducement to Kuhlman and Purchaser to enter into this Agreement, Seller and Shareholders hereby, jointly and severally, represent and warrant to Purchaser (and, with respect to Section 3.23 below, to Kuhlman) as of the date hereof and as of the Closing Date that:

     3.1 ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of Florida, and Seller is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "QUALIFICATIONS

SCHEDULE" heretofore delivered to Purchaser, which are all jurisdictions in which the ownership of properties or the conduct of business requires it to be so qualified. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its businesses as now conducted. The copies of the articles of incorporation and by-laws of Seller which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement are correct and complete in all material respects and shall not be amended prior to the Closing Date. On the date hereof, Shareholders own, and on the Closing Date shall own, beneficially and of record in the aggregate all of the issued and outstanding shares of capital stock of Seller.

     3.2 SUBSIDIARIES. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity.

     3.3 AUTHORIZATION; NO BREACH. Each Shareholder has the legal capacity, power and right to enter into and perform this Agreement and the other agreements contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and each Shareholder, and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and/or each Shareholder shall each constitute, a valid and binding obligation of Seller and/or each Shareholder who is a party thereto, enforceable in accordance with its terms. Except as set forth on the "RESTRICTIONS SCHEDULE" heretofore delivered to Purchaser, the execution, delivery and performance of this Agreement by Seller and each Shareholder and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of,
(b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Acquired Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of Seller's articles of incorporation or by-laws or any indenture, mortgage, lease, loan agreement or other agreement (other than the loan agreement with Republic) or instrument to which Seller or either Shareholder is bound or affected, or any law, statute, rule, regulation, judgement, order or decree to which Seller or either Shareholder is subject or by which any of the Acquired Assets is bound.

     3.4  FINANCIAL STATEMENTS.  Seller has furnished Purchaser with copies of
(a) its unaudited balance sheet as of June 30, 1996 ("LATEST BALANCE SHEET") and the related unaudited financial statements for the six-month period then ended and (b) its reviewed balance sheets as of December 31, 1995 and December 31, 1994 and the related reviewed financial statements for the fiscal years then ended. Each of the foregoing financial statements has been and the Payment Date Financial Statements shall be based upon the information contained in Seller's books and records (which are and shall be accurate and complete in all material respects) and fairly presents and shall fairly present the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain and shall contain proper accruals and adequate reserves and have been and shall be prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein.

     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing, Seller shall have no material liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller or either Shareholder, whether due or to become due, arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities and obligations under agreements, contracts, leases or commitments described on the "LEASES SCHEDULE" and the "CONTRACTS SCHEDULE" (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Seller's Latest Balance Sheet, (c) liabilities and obligations which have arisen after the date of Seller's Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit or will have a material adverse effect upon the business, operations, financial condition, properties or prospects of Seller), (d) liabilities and obligations to the extent properly reflected on the liability side of the Closing Balance Sheet in accordance with Section 2.4 and (e) liabilities and obligations otherwise expressly disclosed in this Agreement or the "LIABILITIES SCHEDULE" heretofore delivered to Purchaser. For purposes of this Agreement (other than Section 4.11 hereof), "MATERIAL ADVERSE EFFECT" and "MATERIAL ADVERSE CHANGE" shall mean a single event, occurrence or fact or related or unrelated series of events, occurrences or facts (i) which, in relation to any quantifiable matter or matters, singularly or in the aggregate, has or have an impact in an amount greater than $50,000, and (ii) which, in relation to any nonquantifiable matter or matters, singularly or in the aggregate, or when combined with any quantifiable matter or matters, is or are materially adverse to the assets, financial condition, operating results, employee relations, customer relations or prospects of the Business.

     3.6 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of Seller.

     3.7 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in the "DEVELOPMENTS SCHEDULE" heretofore delivered to Purchaser, since the date of the Latest Balance Sheet, Seller has not:

          (a) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (b) discharged or satisfied any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

          (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Acquired Assets, except liens for current property taxes not yet due and payable;

          (d) sold, assigned or transferred any of the Acquired Assets, except in the ordinary course of business or cancelled without fair consideration any material debts or claims owing to or held by it;

          (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

          (f) made or granted any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except for any increase in bonus, wage, salary and benefit plan and arrangement in accordance with past custom and practice and, on an aggregate basis with respect to any employee or group of employees, not in excess of five percent (5%) of any such employee's annual salary or $5,000, whichever is less), or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (g) made any capital expenditures or commitments therefore that aggregate in excess of $25,000;

          (h) made any loans or advances to, or guarantees for the benefit of, any persons;

          (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

          (j) entered into any other material transaction other than in the ordinary course of business;

          (k)  made any charitable contributions or pledges;

          (l) suffered any material damage, destruction or casualty loss to the Acquired Assets, whether or not covered by insurance; or

          (m) redeemed any stock, bonds or other securities or declared or paid any dividend or other distribution to its shareholders.

     3.8  TITLE AND CONDITION OF PROPERTIES.

          (a)  Seller owns no real estate.

          (b) The lease on the property where Seller presently conducts its business (the "PREMISES LEASE") expired on March 28, 1996. Seller has continued to lease the property on a month-to-month basis and is presently negotiating a new lease with the landlord. Seller has delivered a copy of the Premises Lease to Purchaser.

          (c) Except as provided in 3.8(b) above, the leases described on the "LEASES SCHEDULE" heretofore delivered to Purchaser are in full force and effect, and Seller (as indicated on such schedule) holds a valid and existing leasehold interest under each of the leases for the term set forth on the "LEASES SCHEDULE." The leases described on the "LEASES SCHEDULE" constitute all of the leases under which Seller holds a leasehold interest in real estate or personal property. Seller has delivered to Purchaser complete and accurate copies of each of the leases described on the "LEASES SCHEDULE," and none of the leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. Seller is not in default under any of such leases, and no other party to such leases has the right to terminate, accelerate performance under or otherwise modify any of such leases including upon the giving of notice or the passage of time. To the best of Seller's and each Shareholder's knowledge, no third party to any such lease is in default under such lease.

          (d) The real estate demised by the leases described on the "LEASES SCHEDULE" constitute all of the real estate used or occupied by Seller and no other real estate is necessary for the conduct of the Business.

          (e) Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances and claims of others, to all of the personal property and assets shown on the Latest Balance Sheet or acquired thereafter or located on any of its premises, except for liens of current taxes not yet due and payable and liens disclosed on the Latest Balance Sheet. At the Closing, Seller shall convey good and marketable title to all of the personal property included within the Acquired Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than liens for current taxes not yet due and payable (the "PERMITTED ENCUMBRANCES").

          (f) Except as set forth in the "CONDITION OF TANGIBLE ASSETS SCHEDULE" heretofore delivered to Purchaser, Seller's buildings, machinery, equipment, tools, dies and other tangible assets are in good condition and repair in all material respects and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

          (g) Seller is not in material violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations and the Americans With Disabilities Act.
     Within the five (5) years prior to the date of this Agreement, neither Seller nor either Shareholder has received any notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by Seller, except as has been previously disclosed to Purchaser in writing.

     3.9 ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller on the Latest Balance Sheet and to be reflected on the Payment Date Balance Sheet and the Closing Balance Sheet are and shall be valid receivables and are collectible and shall be collected within one hundred fifty (150) days after the date such note or account receivable arose (or with respect to notes or receivables due from Northern Automotive, within one hundred eighty
(180) days after the date such note or receivable arose), subject to no valid counterclaims, setoffs or bankruptcy preference or similar actions at the aggregate amount thereof shown on the applicable Balance Sheet, net of any bad debt reserve properly recorded on the applicable Balance Sheet or shall be repurchased by Seller pursuant to Section 11.14 hereof.

     3.10 INVENTORIES. Seller's inventories reflected on the Latest Balance Sheet and to be reflected on the Payment Date Balance Sheet and the Closing Balance Sheet are and shall consist of a quality and quantity usable and saleable in the ordinary course of business and at Seller's normal profit levels, are not and shall not be slow-moving, obsolete or damaged and are and shall be merchantable and fit for their particular use. The warranty reserve reflected on the Latest Balance Sheet and to be reflected on the Payment Date Balance Sheet and the Closing Balance Sheet is and shall be adequate to cover all liability arising from warranty claims relating to any product sold or service provided by Seller prior to the Closing Date.

     3.11 TAX MATTERS.

          (a) Seller has duly filed all federal, state, local and foreign tax information and tax returns (the "RETURNS") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including, without limitation, interest, additions to tax and penalties) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, payroll, franchises, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "TAXES") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves, or which may be attributable to the transactions contemplated hereby. The amounts recorded as reserves for Taxes on a gross or net basis, on the Latest Balance Sheet, are sufficient in the aggregate for payment by Seller of all unpaid Taxes (including, without limitation, any interest, additions to tax or penalties thereon) for the period ended as of the date of the Latest Balance Sheet or for any year or period prior thereto. The "TAX MATTERS SCHEDULE" heretofore delivered to Purchaser sets forth the date or dates since December 31, 1991 through which the Internal Revenue Service ("IRS") has examined the federal income tax returns of Seller, whether singly or as a member of an affiliated group, and the date or dates through which any state, local, foreign or other taxing authority has examined any state, local, foreign or other returns of Seller. Except as set forth on the "TAX MATTERS SCHEDULE," neither the IRS nor any state, local, foreign or other taxing authority is in the process of examining any federal, state, local, foreign or other tax return of Seller. Except as disclosed on the "TAX MATTERS SCHEDULE," (i) there are no material disputes pending, or material claims asserted, for Taxes upon Seller, (ii) Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, local, foreign return or for any period, and (iii) Seller has in effect no power of attorney or authorization to anyone to represent it with respect to any Taxes. Seller has not filed any consolidated federal income tax return with an "AFFILIATED GROUP" (within the meaning of Section 1504 of the Code, where Seller was not the common parent of the group. Seller is not and has not been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. Seller has no liability for the Taxes of any person or entity by contract, as transferee or successor, or by operations of law. Seller has not filed a consent under Section 341(f) of the Code. Seller has not been a United States real property holding corporation within the meaning of Section 897 of the code for any period. Seller has provided to Purchaser or its representatives complete and correct copies of its federal, state, local and foreign income tax returns filed on or prior to April 15, 1996 and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1989. To the knowledge of Seller and each Shareholder, there exists no proposed assessment against Seller or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties) except as disclosed on the "TAX MATTERS SCHEDULE."

          (b) Except as disclosed on the "TAX MATTERS SCHEDULE," all monies required to be withheld from employees of Seller for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established.

     3.12 CONTRACTS AND COMMITMENTS.

          (a) Except as set forth in Section 3.18 or in the "CONTRACTS SCHEDULE" heretofore delivered to Purchaser, Seller is not a party to any:

               (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

               (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

               (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Acquired Assets;

               (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

               (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

               (vi) license or royalty agreement;

               (vii) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party for which the aggregate annual rental payments to any one person and its affiliates exceeds $5,000;

               (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which the aggregate annual rental exceeds $5,000;

               (ix) contract or group of related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $5,000;

               (x) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties or involving more than $5,000;

               (xi) contract which prohibits it from freely engaging in business anywhere in the world;

               (xii)     contract relating to the distribution of its products;

               (xiii) contract with any officer, director, partner, shareholder or other insider; or

               (xiv) other agreement material to it whether or not entered into in the ordinary course of business.

          (b) Except as specifically disclosed in the "CONTRACTS SCHEDULE," (i) to the best of Seller's and each Shareholder's knowledge, no contract or commitment material to Seller has been breached in any material respect or cancelled by the other party since December 31, 1993, (ii) since December 31, 1993, no material customer or supplier has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any material lease, contract, instrument or other agreement to which Seller is a party; and (v) Seller is a party to no contract which is materially adverse to its operations, financial condition, operating results or business prospects.

          (c) Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the "CONTRACT SCHEDULE," together with all amendments, waivers or other changes thereto.

     3.13 PROPRIETARY RIGHTS. Set forth on the "PROPRIETARY RIGHTS SCHEDULE" heretofore delivered to Purchaser is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights, and computer software owned by Seller or used by Seller in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business. Seller has taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller's knowledge and each Shareholder, Seller's proprietary rights have not been infringed by any third parties.

     3.14 LITIGATION; PROCEEDINGS. Except as set forth in the "LITIGATION SCHEDULE" heretofore delivered to Purchaser, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's and each Shareholder's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including, without limitation, any worker's compensation claims), and there is no set of facts or circumstances known on the date hereof or on the Closing Date to Seller or either Shareholder that could reasonably be expected to form a basis for any of the foregoing. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and neither Seller nor either Shareholder knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three (3) years preceding the date hereof, neither Seller nor either Shareholder has received any opinion or legal advice in writing to the effect that Seller is materially exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted.

     3.15 BROKERAGE. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or either Shareholder.

     3.16 GOVERNMENTAL CONSENT, ETC. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller or either Shareholder, or the consummation by Seller or either Shareholder of any of the transactions contemplated hereby and thereby, except as disclosed on the "CONSENTS SCHEDULE."

     3.17 EMPLOYEES. To the best of Seller's and each Shareholder's knowledge, no key employee nor group of Seller's employees has any plans to terminate employment with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages (including, without limitation, overtime pay), hours, equal opportunity, immigration, collective bargaining and the payment of social security and other taxes. Seller has no material labor relations problems, and there has been no union organization efforts by the employees of Seller.

     3.18 EMPLOYEE BENEFIT PLANS.

          (a) The "EMPLOYEE BENEFITS SCHEDULE" heretofore delivered to Purchaser, contains a list and a true and correct copy, including all amendments thereto, of any employee benefit plan, within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller and/or any ERISA Affiliate (as defined below) maintains or has ever maintained, to which Seller contributes or has ever contributed, or under which any employee or former employee, officer or former officer, director or former director of Seller is covered or has benefit rights, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided to an employee, former employee or retired employee whether formal or informal, including, without limitation, those providing any form of medical, health and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid and matching gifts for charitable contributions to educational or cultural institutions (collectively, the "BENEFIT PLANS"). Except as set forth on the "EMPLOYEE BENEFITS SCHEDULE," Seller neither maintains nor has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Seller or their respective beneficiaries, or other provisions, which would cause an increase in liability of Seller or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such plans that is an employee pension benefit plan within the meaning of
     Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required and each such plan either has obtained a favorable determination letter with respect to such amendment or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired. For purposes hereof, an "ERISA AFFILIATE" is any trade or business, whether or not incorporated, that together with Seller would be deemed a "SINGLE EMPLOYER" within the meaning of ERISA Section 4001 or affiliated with Seller within the meaning of Section 414(b), (c) or (m) of the Code.

          (b) Except as set forth in the "EMPLOYEE BENEFITS SCHEDULE," all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet. Neither Seller nor any ERISA Affiliate is in material default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan.

          (c) There is no pending litigation or, to the best knowledge of Seller and each Shareholder, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller which allege violations of applicable state or federal law.

          (d) Each Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance with, the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

          (e) Neither Seller nor any ERISA Affiliate maintains or has ever maintained, contributes or has ever contributed to, or is or has ever been obligated to contribute to, any Benefit Plan subject to Title IV of ERISA. No condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring a liability under Title IV of ERISA with respect to Benefit Plans, other than liability for premiums due to the PBGC. The PBGC has not instituted proceedings to terminate any of the Benefit Plans and no condition known to Seller or either Shareholder exists that presents a material risk that such proceedings shall be instituted. All reporting and disclosure requirements of ERISA and the Code have been satisfied in all material respects with respect to each of the Benefit Plans. Neither Seller nor any ERISA Affiliate is required to contribute to an employee benefit plan that is a "MULTIEMPLOYER PLAN" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

          (f) Neither Seller nor any ERISA Affiliate maintains or has ever maintained, contributes to or has ever contributed to or is or has ever been obligated to contribute to any Benefit Plan subject to the requirements of Section 412 of the Code. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any Benefit Plan.

     3.19 INSURANCE. The "INSURANCE SCHEDULE" heretofore delivered to Purchaser lists and briefly describes each insurance policy maintained by Seller with respect to the Acquired Assets or the Business. All of such insurance policies are in full force and effect, and Seller is not and has never been in material default with respect to its obligations under any of such insurance policies. Such insurance coverage is customary for well insured entities engaged in similar lines of business.

     3.20 AFFILIATED TRANSACTIONS. Except as set forth on the "AFFILIATED TRANSACTIONS SCHEDULE" heretofore delivered to Purchaser, no officer, director, shareholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property used by Seller.

     3.21 COMPLIANCE WITH LAWS; PERMITS; CERTAIN OPERATIONS. Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Acquired Assets or to which Seller may otherwise be subject, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "COMPLIANCE SCHEDULE" heretofore delivered to Purchaser. Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, all of which are listed on the "COMPLIANCE SCHEDULE." In particular, but without limiting the generality of the foregoing, Seller has not violated, or received a notice or charge asserting any violation of, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976 or any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety or the environment.

     3.22 ENVIRONMENTAL MATTERS.

          (a) As used in this Section 3.22, the following terms shall have the following meanings:

               (i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

               (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) Seller and each Shareholder has and, to the best knowledge of Seller and each Shareholder, all third parties have, complied in all material respects with all applicable Environmental Laws with respect to all real estate owned, leased or operated by Seller, Seller's operation of the Business at or from such real estate and Seller's operation of the Acquired Assets.

          (c) Seller has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to own or operate the Acquired Assets (collectively, the "ENVIRONMENTAL PERMITS"). Seller has conducted its Business and operated the Acquired

     Assets in compliance with all terms and conditions of the Environmental Permits. Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the operation of the Business and the operation of the Acquired Assets.

          (d) Except as set forth in the "ENVIRONMENTAL MATTERS SCHEDULE" heretofore delivered to Purchaser: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by Seller or either Shareholder or, to the best knowledge of Seller and each Shareholder, by any third party, on, under or about any part of any real property owned, leased or operated by Seller in violation of any Environmental Law, and (ii) no real property owned, leased or operated by Seller or any of the other Acquired Assets contain any asbestos, urea, formaldehyde, radon, polychlorinated biphenyls (PCBs) or pesticides at levels or amounts that violate any Environmental Law as a result of any act or omission of Seller or either Shareholder or, to the best knowledge of Seller and each Shareholder, of any third party.

          (e) Except as set forth in the "ENVIRONMENTAL MATTERS SCHEDULE," neither Seller nor either Shareholder has received notice alleging in any manner that Seller is, or might be potentially, responsible for any Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws with respect to the Acquired Assets or the operation of the Business.

          (f) None of the real estate owned, leased or operated by Seller is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (g) Seller has disclosed and delivered to Purchaser all environmental reports and investigations which Seller or either Shareholder has obtained or ordered with respect to the Acquired Assets or the Business.

          (h) No lien has been attached or filed against Seller with respect to the Acquired Assets in favor of any governmental or private entity for
     (i) any liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

     3.23 INVESTMENT UNDERTAKINGS OF SELLER AND SHAREHOLDERS.

          (a) Pursuant to Seller's Plan of Reorganization and this Agreement, Seller is required to distribute the Stock Consideration to Shareholders. Seller and each Shareholder has been informed that the shares of Kuhlman Common Stock to be issued to Seller under this Agreement have not been registered under the 1933 Act, or under the securities laws of the State of Florida or of any other jurisdiction (collectively with the 1933 Act, the "SECURITIES LAWS"); and that such shares of Kuhlman Common Stock must be held by Seller or Shareholders indefinitely unless they are subsequently registered under the Securities Laws or unless an exemption from such registration is available.

          (b) Except for the distribution of such shares of Kuhlman Common Stock to the Shareholders upon registration thereof under the 1933 Act as contemplated by Section 2.8, Seller and each Shareholder is acquiring the shares of Kuhlman Common Stock not with a view to, or for sale in connection with, any public distribution thereof; neither Seller nor either Shareholder has any current intention of selling or otherwise distributing such shares of Kuhlman Common Stock to any person or persons; and such shares of Kuhlman Common Stock shall be acquired for Seller's and/or Shareholders' own account for investment and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any further distribution thereof. Further, Seller and each Shareholder agree not to offer for sale, sell or otherwise transfer such shares of Kuhlman Common Stock in the absence of compliance with the Securities Laws and until Kuhlman has received from counsel acceptable to Kuhlman an opinion of such counsel that the proposed disposition shall not violate any Securities Laws.

          (c) Seller and each Shareholder is knowledgeable and experienced in financial and business matters, and capable of evaluating the merits and risks of an investment in such shares of Kuhlman Common Stock; Seller and each Shareholder has had access to or received as much information with respect to Kuhlman and such shares of Kuhlman Common Stock, as Seller and each Shareholder deem advisable in making a decision to invest in such shares of Kuhlman Common Stock; and Seller and each Shareholder has had the opportunity to ask questions and receive answers from representatives of Kuhlman with respect to investing in such shares of Kuhlman Common Stock and to obtain additional information to verify the accuracy of the information to which it or he has had access or which has been furnished to it or him.

          (d) On the date hereof and on the Closing Date, Seller and each Shareholder shall be an "ACCREDITED INVESTOR" as defined in paragraph (a) of Rule 501 of the general rules and regulations under the 1933 Act.

     3.24 DISCLOSURE. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchaser of which any officer, director or key employee of Seller is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or the Acquired Assets.

     3.25 CLOSING DATE. All of the representations and warranties of Seller in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.

     3.26 C REORGANIZATION TREATMENT.

          (a) The acquisition of the Acquired Assets and the assumption of the Assumed Liabilities shall be consummated in accordance with the terms of this Agreement;

          (b) All of the Assumed Liabilities were incurred by the Seller in the ordinary course of Seller's business;

          (c) No consideration other than the Stock Consideration and Purchaser's assumption of the Assumed Liabilities shall be issued or transferred, directly or indirectly, to Seller or Shareholders in exchange for the Acquired Assets;

          (d) Under no circumstances shall the assumption of the Assumed Liabilities involve the payment of any money or other property to Seller, nor shall Purchaser assume liability for any expenses of Shareholders;

          (e) The fair market value of the Acquired Assets shall equal or exceed the total amount of the Assumed Liabilities;

          (f) There is no plan or intention by Shareholders to sell, exchange, or otherwise dispose of a number of shares of Kuhlman Common Stock distributed to them by Seller after the transactions contemplated by this Agreement have been consummated that would reduce the ownership by Shareholders of such shares of Kuhlman Common Stock to a number of such shares having a fair market value, as of the Closing Date, of less than fifty percent (50%) of the fair market value of all the formerly outstanding shares of Seller as of the same date;

          (g) Purchaser is acquiring at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Seller immediately prior to the consummation of the transactions contemplated by this Agreement. For purposes of this representation and warranty, amounts used by Seller to pay its reorganization expenses, if any, and all redemptions and distributions (except for regular, normal dividends) made by Seller immediately preceding the transactions contemplated by this Agreement shall be included as assets of Seller held immediately prior to the consummation of the transactions contemplated by this Agreement;

          (h) There shall be and shall have been no intercorporate indebtedness existing between Purchaser and Seller that was issued, acquired or shall be settled at a discount;

          (i) Except for the Assumed Liabilities assumed by Purchaser pursuant to Section 1.4 hereof, Seller and Shareholders shall pay their respective expenses, if any, incurred in connection with the transactions contemplated by this Agreement; and

          (j) None of the Kuhlman Common Stock to be received by either Shareholder upon distribution thereof by Seller shall be separate consideration for, or allocable to, any employment, consulting or other agreement with Seller or Purchaser, and any compensation paid to either Shareholder following the consummation of the transactions contemplated by this Agreement under any employment, consulting or other agreement entered into with Purchaser shall be for services actually rendered or to be rendered by such Shareholder under such employment, consulting or other agreement.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller and Shareholders as of the date hereof and as of the Closing Date that:

     4.1 CORPORATE ORGANIZATION AND POWER. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

     4.2 AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby each constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     4.3 NO VIOLATION. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby. Purchaser shall comply with all applicable laws, and with all applicable rules and regulations of all governmental authorities in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby.

     4.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     4.5 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

     4.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

     4.7 NOTIFICATION. From the date hereof to the Closing, Purchaser shall promptly inform Seller in writing of any material variances from the representations and warranties contained in this Article 4.

     4.8 CLOSING DATE. All of the representations and warranties contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Seller are true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date.

     4.9 DUE ISSUANCE. Upon issuance to Seller, the Stock Consideration shall be duly issued, validly authorized and non-assessable.

     4.10 PUBLIC FILINGS. Kuhlman's Form 10-K for the year ended December 31, 1995, Forms 10-Q for the quarters ended March 31 and June 30, 1996, Form 8-K dated March 1, 1996 and Form 8-K/A dated April 26, 1996, amending Form 8-K dated March 1, 1996 and Form 8-K dated September 3, 1996, did not as of the respective dates they were filed with the Commission contain an untrue statement of a material fact or omit a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.11 MATERIAL CHANGES. Since June 30, 1996, there has been no change in the financial condition, operating results, assets, employee relationships or customer relationships known and relating to Kuhlman that would be materially adverse to Kuhlman and its subsidiaries, taken as a whole, except any such changes heretofore disclosed to Seller and Shareholders.

     4.12 CONTINUATION OF SELLER'S HISTORIC BUSINESS. As of the Closing, Purchaser has no plan or intention to sell or otherwise dispose of the historic business assets of Seller, except for dispositions made in the ordinary course of business, or to cease using a significant portion of Seller's historic business assets in a business so as to fail to continue Seller's historic business or use a significant portion of Seller's historic business assets in a business within the meaning of Treasury Regulation (Section 1.368-1(d).

                                    ARTICLE 5

                      COVENANTS OF SELLER AND SHAREHOLDERS

     5.1 AFFIRMATIVE COVENANTS. Prior to the Closing, Seller shall and Shareholders shall cause Seller to:

          (a) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice (including placing purchase orders only for reasonable quantities and at reasonable prices and accepting customer orders only for reasonable quantities on reasonable terms);

          (b) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property relating to or pertaining to the Business;

          (c) use best efforts to retain its employees and preserve its present business relationships, and continue to compensate its employees in accordance with past custom and practice;

          (d) maintain the Acquired Assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; and in the event of any casualty, loss or damage to any of the Acquired Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchaser agrees, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

          (e) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4;

          (f) permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Acquired Assets;

          (g) use best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Purchaser's obligation to close to be satisfied; and

          (h) promptly inform Purchaser in writing of any variances from the representations and warranties contained in Article 3 hereof.

     5.2 NEGATIVE COVENANTS. Prior to the Closing, without the prior written consent of Purchaser, Seller shall not and Shareholders shall not permit Seller to:

          (a) directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, Seller as a whole, or the sale or other disposition of any of its shares of capital stock or any of the Acquired Assets (other than inventory in the ordinary course of business);

          (b) take or omit to take any action, or permit its subsidiaries or affiliates to take or omit to take any action, which would reasonably be anticipated to have a material and adverse effect upon the Business or the Acquired Assets; and

          (c) redeem any stock, bonds or other securities or equity interests, or declare or pay any dividend or other distribution to its shareholders.

     5.3 FINANCIAL STATEMENTS. No later than the date hereof, Seller agrees to provide Purchaser with copies of the unaudited balance sheet (the "PAYMENT DATE BALANCE SHEET"), statement of income and related financial statements of Seller relating to the Business as of and for the seven-month period ending July 31, 1996 (the "PAYMENT DATE FINANCIAL STATEMENTS").

     5.4 DISTRIBUTION OF KUHLMAN COMMON STOCK. As soon as practicable after the Closing, but in no event later than twelve (12) months after the Closing Date, and as part of the transactions contemplated by this Agreement, Seller shall liquidate itself and distribute to Shareholders the Kuhlman Common Stock it shall have received under this Agreement (including, without limitation, its interest in the Escrowed Shares) and any of its other properties in accordance with Section 368(a)(2)(G) of the Code.

                                    ARTICLE 6

                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     6.1 CONDITIONS TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 3 hereof shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement, without taking into account any disclosures made by Seller to Purchaser pursuant to Section 5.1(h) hereof;

          (b) Seller and each Shareholder shall have performed all of the covenants and agreements required to be performed by it or him under this Agreement prior to the Closing;

          (c) there shall have been no material adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, and there shall have been no material casualty loss or damage to the Acquired Assets, taken as a whole, whether or not covered by insurance which would result in a material adverse change;

          (d) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms and conditions satisfactory to Purchaser;

          (e) all consents by third parties that are required for the transfer of the Acquired Assets and the Business to Purchaser as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification, of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Acquired Assets is subject, and releases of all liens, charges, security interests, encumbrances and claims of others on the Acquired Assets, other than Permitted Encumbrances, shall have been obtained on terms and conditions satisfactory to Purchaser;

          (f) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (g) Purchaser shall have received from counsel to Seller and Shareholders, Adorno & Zeder, an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

          (h) not less than ten (10) days prior to the Closing Date, Seller shall have provided Purchaser, at Seller's own expense, with UCC search reports ("UCC SEARCHES") of Seller and each Shareholder disclosing no liens or encumbrances (i) against the Acquired Assets, other than the Permitted Encumbrances or (ii) that would attach to the Escrowed Shares. If the UCC Searches disclose any liens, encumbrances or other claims (the "UNPERMITTED ENCUMBRANCES"), Seller shall have caused the same to be released at Seller's expense at or prior to the Closing or, with respect only to Unpermitted Encumbrances of a definite or ascertainable amount, Seller shall grant Purchaser a credit against the number of shares of Kuhlman Common Stock constituting the Stock Consideration payable at the Closing equal to the aggregate amount of such Unpermitted Encumbrances divided by the Market Value Per Share.

          (i) all proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Purchaser shall be reasonably satisfactory in form and substance to Purchaser and its counsel;

          (j) Purchaser shall be satisfied that the results of its due diligence investigation of Seller, including, without limitation, review of the items disclosed on the "DISCLOSURE SCHEDULES" hereto, do not reveal any matter that is unsatisfactory to Purchaser;

          (k)  [INTENTIONALLY DELETED];

          (l)  [INTENTIONALLY DELETED];

          (m)  Seller shall have delivered to Purchaser a true and correct
     SCHEDULE 6.1(M) setting forth a list and description of all Purchase Orders and Vendor Orders outstanding as of the Closing Date; and

          (n) Seller shall have entered into a lease for the premises that it currently occupies in Miami, Florida, on terms and conditions satisfactory to Purchaser and the lessor thereunder shall have consented in writing to the assignment of such lease to Purchaser.

Any conditions specified in this Section 6.1 may be waived by Purchaser; PROVIDED that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 10.3.

                                    ARTICLE 7

                           CONDITIONS TO SELLER'S AND
                        SHAREHOLDERS' OBLIGATION TO CLOSE

     7.1 The obligation of Seller and Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 4 hereof shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

          (b) Purchaser shall have performed all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) Seller and Shareholders shall have received from Purchaser's counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Seller and Shareholders and dated the Closing Date, in form and substance reasonably satisfactory to Seller and Shareholders;

          (d) all proceedings to be taken by Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel;

          (e)  the Registration Statement shall have become effective; and

          (f) Purchaser shall have entered into an Employment Agreement (as defined below) with each Shareholder.

Any condition specified in this Section 7.1 may be waived by Seller and Shareholders; PROVIDED, that no such waiver shall be effective against Seller and Shareholders unless it is set forth in a writing executed by Seller and Shareholders, except as otherwise provided in Section 10.3.

                                    ARTICLE 8

                              CLOSING TRANSACTIONS

     8.1 THE CLOSING. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vedder, Price, Kaufman & Kammholz in Chicago, Illinois, at 10:00 a..m. local time on the later of (a) two (2) business days after the Registration Statement shall have become effective or (b) two (2) business days after the final determination of the Payment Date Inventory Value (or at such other place or on such other date as may be mutually agreeable to the parties), but in no event later than September 30, 1996. The date and time of the Closing are referred to herein as the "CLOSING DATE."

     8.2 ACTION TO BE TAKEN AT THE CLOSING. The sale, conveyance, assignment and delivery of the Acquired Assets and the payment of the Stock Consideration pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 8.3.

     8.3  CLOSING DOCUMENTS.

          (a) Seller shall deliver to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

               (i) an officer's certificate in the form set forth in Exhibit D attached hereto, stating that the preconditions specified in Section 6.1(a) through (h), inclusive, and Section 6.1(m) and (n) have been satisfied;

               (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

               (iii) such recordable warranty deeds, bills and other instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Acquired Assets, free and clear of all liens, charges, security interests and other encumbrances (which bill of sale and assignment shall be in the form of Exhibit E hereto);

               (iv) such estoppel certificates from mortgagees and lessors as Purchaser may reasonably request;

               (v) certified copies of the resolutions duly adopted by the Board of Directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

               (vi) stock powers, duly endorsed in blank and other customary instruments of transfer that may be required by Seller to effect the transfer of the Escrowed Shares; and

               (vii) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(a) shall be satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

          (b) Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

               (i) certificates representing the number of shares of Kuhlman Common Stock to be delivered at Closing under Section 2.2;

               (ii) an Assumption Agreement, providing for the assumption by Purchaser of the Assumed Liabilities, except for the Purchase Orders, Vendor Orders and Contracts;

               (iii) an officer's certificate in the form set forth as Exhibit F attached hereto, stating that the preconditions specified in
          Section 7.1 (a), (b), (c), (e) and (f) hereof have been satisfied;

               (iv) certified copies of the resolutions duly adopted by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

               (v) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement; and

               (vi) such instruments of assumption and other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

          All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

          (c) Each Shareholder and Purchaser shall execute and deliver to one another at Closing an Employment Agreement in the form of Exhibits G-1 and G-2 hereto (the "EMPLOYMENT AGREEMENT").

          (d) Seller and Purchaser shall execute and deliver to one another an Assignment and Assumption of the Purchase Orders, Vendor Orders and Contracts, selling and assigning from Seller to Purchaser, its successors and assigns, all of Seller's right, title and interest in and to such Purchase Orders, Vendor Orders and Contracts (other than the Excluded Contracts), consented to in writing by each of the other parties to said Purchase Orders, Vendor Order and Contracts if the consent of such parties is required.

     8.4 NONASSIGNABLE CONTRACTS. To the extent that the assignment hereunder by Seller to Purchaser of any contract, commitment, license, lease or other agreement of Seller (the "NONASSIGNABLE CONTRACTS") is not permitted or is not permitted without the consent of any other party to the Nonassignable Contract, this Agreement shall not be deemed to constitute an assignment of any such Nonassignable Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Nonassignable Contract, and Purchaser shall assume no obligations or liabilities thereunder, except to pay the Republic loan concurrently with the Closing to the extent set forth in Section 1.4(f) and at or prior to the Closing Seller shall pay the balance, if any, of the Republic loan. Seller shall use its best efforts to advise Purchaser promptly in writing with respect to any Nonassignable Contract which it knows or has reason to believe shall not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Nonassignable Contracts and the Acquired Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the rights and benefits, subject to the obligations, under the Nonassignable Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require, in each case at Purchaser's cost.

       POSSESSION. Simultaneously with the Closing, Seller and each Shareholder shall take such steps as are necessary or desirable to put Purchaser in actual possession and operating control of the Acquired Assets and the Business.

                                    ARTICLE 9

                                 INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLER AND SHAREHOLDERS. Seller and Shareholders, jointly and severally, agree to indemnify in full Purchaser, Kuhlman and their respective officers, directors, affiliates, employees, agents and stockholders (collectively, the "PURCHASER INDEMNIFIED PARTIES") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal fees and expenses) (collectively, "LOSSES"), which Purchaser

Indemnified Parties may suffer, sustain or become subject to, as a result of
(a) any misrepresentation in any of the representations or breach of any of the warranties of Seller or either Shareholder contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "RELATED DOCUMENTS"), (b) any breach of, or failure to perform, any agreement of Seller or either Shareholder contained in this Agreement or any of the Related Documents, (c) any of the Excluded Liabilities, including, without limitation, any matters described on the "LIABILITIES SCHEDULE," "TAX MATTERS SCHEDULE," "LITIGATION SCHEDULE," "EMPLOYEE BENEFITS SCHEDULE," "COMPLIANCE SCHEDULE" or "ENVIRONMENTAL MATTERS SCHEDULE,"
(d) any violation or alleged violation of any Environmental Law or any Release of Hazardous Materials on, upon, in, under or from any real estate owned, leased or operated by Seller or in connection with the Business on or prior to Closing Date, (e) the ultimate division between Shareholders of the Stock Consideration and other consideration received in connection with the transactions contemplated hereby, or (f) any "CLAIMS" (as defined in Section 9.3(a) hereof) or threatened Claims against Purchaser arising out of the actions or inactions of Seller prior to the Closing with respect to the Acquired Assets or the operation of the Business or any other business prior to or after the Closing or
(g) the transactions contemplated by this Agreement failing to qualify as a reorganization under Section 368(a)(i)(C) of the Code for any reason other than Purchaser's breach of its representation and warranty in Section 4.12 of this Agreement (collectively, "PURCHASER LOSSES"). Notwithstanding the foregoing,
(x) Seller and Shareholders shall be liable to the Purchaser Indemnified Parties for Purchaser Losses pursuant to Section 9.1(a) only to the extent the aggregate amount of Purchaser Losses pursuant to Section 9.1(a) exceeds $25,000, and (y) each Shareholder's liability for breach of his Employment Agreement or Section
11.8 of this Agreement shall be several rather than joint and several with the other Shareholder.

     9.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "SELLER INDEMNIFIED PARTIES") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement or in any of the Related Documents, (b) the Assumed Liabilities,
(c) any action or inaction by Purchaser or Kuhlman after Closing with respect to the operation of the Acquired Assets that give rise to any claims or threatened claims against Seller or either Shareholder or (d) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents (collectively, "SELLER LOSSES").

     9.3 METHOD OF ASSERTING CLAIMS. As used herein, an "INDEMNIFIED PARTY" shall refer to a "PURCHASER INDEMNIFIED PARTY" or "SELLER INDEMNIFIED PARTY," as applicable, the "NOTIFYING PARTY" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "INDEMNIFYING PARTY" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be, (any such third party action or proceeding being referred to as a

     "CLAIM"), the Notifying Party shall give the Indemnifying Party prompt notice thereof and in any event within thirty (30) days of Notifying Party's receipt of such action or proceeding. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; PROVIDED, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that in the event such Indemnifying Party shall desire to settle such Claim for a specified amount and the Notifying Party shall be unwilling to consent to such settlement, such Indemnifying Party's obligation of indemnity hereunder with respect to such Claim shall not exceed the amount of such settlement offer. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers (or their respective designees) within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Miami, Florida by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration

     Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                                   ARTICLE 10

                                   TERMINATION

     10.1 TERMINATION. Subject to Section 10.2, this Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual consent of Purchaser, Seller and Shareholders;

          (b) by either Purchaser or Seller if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party(ies) in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party(ies), or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's(ies') obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party(ies)); or

          (c) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by September 30, 1996; PROVIDED, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if Purchaser's, or Seller's and/or either Shareholder's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Shareholders, Seller or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7.

     10.3 EFFECT OF CLOSING. Shareholders, Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 6 or 7 unless such waiver is made in writing.

                                   ARTICLE 11

                              ADDITIONAL AGREEMENTS

     11.1 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser, Seller or Shareholders in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchaser, Seller or Shareholders, the knowledge of any of Purchaser's or Seller's officers, directors, stockholders, employees or agents, or the acceptance by Purchaser, Seller or Shareholders of any certificate or opinion.

     11.2 MUTUAL ASSISTANCE. Subsequent to the Closing, Seller and each Shareholder on the one hand and Purchaser on the other, at their own cost, (a) shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof or any other matter relating to the Business, to the extent that such assistance is reasonably requested and (b) shall maintain for a period of five (5) years after the Closing all records of Seller in existence as of the Closing Date relating to the Business in their respective possession; PROVIDED, HOWEVER, that in the event any party shall desire to dispose of any such records prior to the expiration of said five (5) year period, it shall give the other party(ies) an opportunity, for a period of thirty (30) days after written notice thereof to such party(ies), to take possession of such records.

     11.3 PRESS RELEASE AND ANNOUNCEMENTS. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller shall be issued without the joint approval of Purchaser and Seller. Purchaser and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date or, upon the request of Seller or Purchaser, at the time of the signing of this Agreement.
No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

     11.4 EXPENSES. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller shall pay (a) the cost of recording all documents necessary to place record title in the condition warranted by or required of Seller by this Agreement and
(b) all sales, use, transfer or excise Taxes (as defined in Section 3.11 hereof) that shall become due and payable as a result of the sale of the Acquired Assets, including any sales Tax assessed by governmental authorities after filing of sales Tax returns. Seller shall file all Tax returns and pay to the appropriate taxing authority all such Tax as is required by law to be paid in connection herewith.

     11.5 FURTHER TRANSFERS. Seller shall, and shall cause its subsidiaries and affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Acquired Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Acquired Assets.

     11.6 TRANSITION ASSISTANCE. From the date hereof and until three (3) years after the Closing, neither Seller nor either Shareholder shall in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors and other business associates of Seller from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Seller during the twelve-month period immediately prior to the date of this Agreement.

     11.7 CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all, and not use any, information and materials received by it reasonably designated by Seller as confidential, and Purchaser shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller and each Shareholder shall maintain the confidentiality of all, and not use any, information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Seller and each Shareholder shall maintain the confidentiality of all, and not use any, proprietary and other non-public information regarding the Business and the Acquired Assets and shall turn over to Purchaser all such materials in their possession.

     11.8 NON-COMPETE; NON-SOLICITATION.

          (a) As a significant inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller and each Shareholder agree that, for a period of five (5) years after the Closing Date (the "NON-COMPETITION PERIOD"), neither Seller nor either Shareholder shall anywhere in the United States of America, Canada or Mexico, directly or indirectly, either for itself or himself or any other person, own, manage, control, participate in, permit its or his name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of manufacturing or distributing battery cables, starter cables, battery terminals, battery accessories, booster cables, ignition wire sets, spark plug wires, primary wire, distributor caps and rotors, or any other products referred to in Seller's "Web Wire & Cable Manufacturing Co. Product Catalogue No. 96" or in Seller's catalogue entitled "Web Wire & Cable Manufacturing Company Battery Cable Application Chart No. BC95", the first page of each of which is attached hereto for identification purposes as Exhibits H-1 and H-2, respectively (the "RESTRICTED BUSINESS"). Nothing herein shall prohibit Seller or either Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as it or he has no active participation in the business of such corporation.

          (b) Seller and each Shareholder agree that for a period of five (5) years after the Closing, neither it nor he shall directly or indirectly offer employment to or hire any current or future employee of the Purchaser without the prior written consent of Purchaser.

          (c) Seller and each Shareholder agree that for a period of five (5) years after the Closing, neither it nor he shall directly or indirectly solicit any Restricted Business within the United States of America, Canada or Mexico from any person or entity that was a customer of Seller within the two (2) year period prior to the Closing.

          (d) If, at the time of enforcement of this Section 11.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

          (e) Seller and each Shareholder recognize and affirm that in the event of breach by it or him of any of the provisions of this Section 11.8 money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and each Shareholder agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Seller and Shareholders under this Section 11.8 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 11.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation, whether alleged or actual, by Seller or either Shareholder of any of the provisions of this
     Section 11.8, the running of the Non-Competition Period, but not of the obligations of Seller or such Shareholder under this Section 11.8, shall be tolled during the period during which such occurrence of any alleged breach or violation is investigated and during the continuance of any actual breach or violation.

          (f) In the event Purchaser shall fail to pay when due any installment of a Shareholder's Signing Bonus Payments (as defined in the Employment Agreement) and fails to cure such breach within fifteen (15) days after written notice thereof, such Shareholder (but not Seller or the other Shareholder) shall be released from his obligations under this Section 11.8.

     11.9 SPECIFIC PERFORMANCE. Seller and each Shareholder acknowledge that the Business and the Acquired Assets are unique and recognizes and affirms that in the event of a breach of this Agreement by Seller or either Shareholder, other than a breach which is remedied pursuant to the provisions of Section 9.1 or 12.6, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Shareholders agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Seller and Shareholders hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

     11.10 REMITTANCES. All remittances, mail and other communications relating to the Acquired Assets, Assumed Liabilities or the Business received by Seller or either Shareholder at any time after the Closing Date shall be immediately turned over to Purchaser by Seller or such Shareholder, and all remittances, mail and other communications relating to the Excluded Assets or the Excluded Liabilities received by Purchaser at any time after the Closing Date shall be immediately turned over to Seller or to Shareholders by Purchaser. Seller and each Shareholder shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to

Seller or either Shareholder are not commingled with the assets of Seller or either Shareholder and are turned over to Purchaser.

     11.11 BEST EFFORTS TO CONSUMMATE CLOSING TRANSACTIONS. On the terms and subject to the conditions contained in this Agreement, Seller, each Shareholder and Purchaser agree to use their best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

     11.12 WAIVER OF COMPLIANCE WITH BULK SALES LAWS. Purchaser hereby waives compliance by Seller with the requirements of any so called bulk sales or transfers laws of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser; but such waiver shall not affect the obligation of Seller and Shareholders under Section 9 to indemnify Purchaser and hold Purchaser harmless from and against any loss, liability, damage or expense which Purchaser may suffer or sustain or to which Purchaser may become subject as a result of or in connection with the failure by Seller to so comply.

     11.13 CHANGE OF SELLER'S NAME. As of the Closing, Seller shall change its corporate name to a name which in the reasonable opinion of Purchaser is substantially dissimilar to Web Wire Products and thereafter shall not use any name or title similar to its former corporate name.

     11.14     COLLECTION OF ACCOUNTS RECEIVABLE.

          (a) Purchaser shall use reasonable efforts to collect all of the accounts receivables from customers reflected on the Closing Balance Sheet (the "ACCOUNTS RECEIVABLE"). Purchaser shall furnish Seller with all such records and other information as Seller may require to verify the amounts collected by Purchaser with respect to the Accounts Receivable. For the purpose of determining amounts collected by Purchaser with respect to the Accounts Receivable, (i) if a payment is specified by an account debtor as being in payment of a specific invoice of Purchaser or Seller, as the case may be, the payment shall be applied to that invoice and (ii) in the absence of a bona fide dispute between an account debtor and Seller, all payments by an account debtor that are not specified as being in payment of a specific invoice shall first be applied to the oldest outstanding invoice due from that account debtor. Purchaser shall not be required to retain a collection agency, bring any suit or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. Purchaser shall not compromise, settle or adjust the amount of any of the Accounts Receivable without the prior written consent of Seller which shall not be unreasonably withheld.

          (b) To the extent that Purchaser has not collected the full amount of the Accounts Receivable reflected on the Closing Balance Sheet (less the allowance for uncollectible accounts set forth thereon) within one hundred fifty (150) days after the Closing Date (or, with respect to Accounts Receivable due from Northern Automotive, within one hundred eighty (180) days after the Closing Date), or any such collected amounts are subject to return due to any bankruptcy preference or similar action,

     Purchaser shall have the right to require Seller to repurchase for cash all Accounts Receivable remaining outstanding at their face amount less said allowance (and any such collected amounts that are subject to return), and concurrently with the payment by Seller of such amount, Purchaser shall quit claim and reassign to Seller all Accounts Receivable remaining outstanding and all such collected amounts that are subject to return.

          (c) In the event that after the Closing Date Seller shall receive any remittance from or on behalf of any account debtor with respect to the Accounts Receivable (excluding any Accounts Receivable reassigned to Seller), Seller shall endorse without recourse (and without affecting Seller's obligations under Section 11.14(b)) such remittance to the order of Purchaser and forward same to Purchaser promptly upon receipt thereof.

          (d) In the event that Purchaser shall receive any remittance from or on behalf of any account debtor with respect to any Account Receivable after such Account Receivable has been reassigned to Seller, Purchaser shall endorse without recourse such remittance to the order of Seller and forward same to Seller promptly upon receipt thereof.

     11.15 EMPLOYEES OF SELLER. Purchaser is under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, Purchaser may offer employment to such persons currently employed by Seller as Purchaser in its sole discretion shall determine. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound by any previous or existing collective bargaining agreement which may be in existence between Seller and any representatives of Seller's employees, nor is Purchaser bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. Seller and Shareholders agree not to discourage any individuals who are offered employment by Purchaser from accepting employment with Purchaser.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED, that any such amendment or waiver shall be binding on Seller or a Shareholder only if such amendment or waiver is set forth in a writing executed by Seller or such Shareholder and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     12.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested. Notices, demands and communications to Seller, Shareholders or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

NOTICES TO SELLER(1)                    NOTICES TO SHAREHOLDERS

     Web Wire Products, Inc.            Mr. Harold Lowenstein
     5602 NW 161st Street               5602 NW 161st Street
     Miami, Florida  33014              Miami, Florida  33014
     Attention:     President
                                        Mr. Allan R. Walch
                                        5602 NW 161st Street
                                        Miami, Florida  33014

WITH A COPY TO:                         WITH A COPY TO:

     Adorno & Zeder                     Adorno & Zeder
     2601 South Bayshore Drive          2601 South Bayshore Drive
     Suite 1600                         Suite 1600
     Miami, Florida  33133              Miami, Florida  33133
     Attention:  Martin J. Nash, Esq.   Attention:  Martin J. Nash, Esq.


NOTICES TO PURCHASER

     Coleman Cable Systems, Inc.
     2500 Commonwealth Avenue
     North Chicago, Illinois  60064
     Attention:     Joel V. Marshall, President, Coleman Cord Products









- --------------------
(1)  Seller's name shall change following the Closing to "WWP Liquidating Corp."

WITH COPIES TO:

     Kuhlman Corporation
     Three Skidaway Village Square
     Savannah, Georgia  31411
     Attention:     Richard A. Walker, Esq., Executive Vice President,
               Chief Administrative Officer, General Counsel and Secretary

     Vedder, Price, Kaufman & Kammholz
     222 N. LaSalle Street, Suite 2600
     Chicago, Illinois  60601-1003
     Attention:  Dalius F. Vasys, Esq.

     12.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation), but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller or either Shareholder shall be assignable by Seller or either Shareholder without the prior written consent of Purchaser. Subsequent to the Closing, Purchaser shall have the right to assign this Agreement without the consent of any other party.

     12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     12.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     12.6 REMEDIES CUMULATIVE. Except as set forth in Section 9.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party. In the event Purchaser suffers any Purchaser Losses, Purchaser shall have the right, in addition to all other rights provided hereunder or at law, to set off such Purchaser Losses against the Escrowed Shares by withdrawing from Escrow and retaining a number of Escrowed Shares equal to the quotient of the Purchaser Losses divided by the Market Value Per Share (determined as set forth in the last sentence of Section 2.1, except that the date of such set off shall be substituted for the Closing Date). Any Escrowed Shares which are set off shall be deducted from the installment or installments of Escrowed Shares which are first thereafter distributable to Seller from Escrow under Section 2.2(c).

     12.7 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     12.8 COMPLETE AGREEMENT. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     12.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     12.10 GOVERNING LAW. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              SELLER:

                              WEB WIRE PRODUCTS, INC.


                              By:/s/  Allan R. Walch
                                 ----------------------------------------------
                                 Name:  Allan R. Walch
                                      -----------------------------------------
                                 Title:   President
                                        ---------------------------------------


                              SHAREHOLDERS:


                              /s/  Harold Lowenstein
                              -------------------------------------------------
                              Harold Lowenstein


                              /s/  Allan R. Walch
                              -------------------------------------------------
                              Allan R. Walch


                              PURCHASER:

                              COLEMAN CABLE SYSTEMS, INC.


                              By:/s/  Joel V. Marshall
                                    -------------------------------------------
                                   Name:  Joel V. Marshall
                                        ---------------------------------------
                                   Title:   Vice President
                                         --------------------------------------

The undersigned hereby agrees to be a party to the foregoing Agreement solely for purposes of being bound by Section 2.8 thereof.

                              KUHLMAN CORPORATION

                              By:/s/  Curtis G. Anderson
                                 ----------------------------------------------
                                 Name:  Curtis G. Anderson
                                      -----------------------------------------
                                 Title: President and Chief Operating Officer
                                       ----------------------------------------